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                                                                  Exhibit 11.1

METROPOLITAN FINANCIAL CORPORATION: COMPUTATION OF PER SHARE EARNINGS
(Unaudited)


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
                                                            Three Months Ended          Nine Months Ended
                                                       -------------------------------------------------------
                                                              September 30,               September 30,

(Amounts in thousands, except per share data)              1994           1993         1994           1993
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
PRIMARY:
  Average number of common shares outstanding           31,324            31,056       31,159         30,154
  Net effect of dilutive stock options/warrants--
    based on the treasury stock method
    using average market price                           1,390             1,152        1,156          1,454
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                                                        32,714            32,208       32,315         31,608
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Net Income                                              $4,418           $16,883      $31,043        $47,324
Dividends on preferred stock                              (351)             (351)      (1,054)        (1,054)
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  NET INCOME APPLICABLE TO COMMON STOCK                 $4,067           $16,532      $29,989        $46,270
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  NET INCOME PER SHARE                                   $0.12             $0.51        $0.93          $1.46
==============================================================================================================

FULLY DILUTED:

  Average number of common shares outstanding           31,324            31,056       31,159         30,154
  Net effect of dilutive stock options/warrants--
    based on the treasury stock method using closing
    market price if higher than average market price     1,420             1,409        1,525          1,542
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                                                        32,744            32,465       32,684         31,696
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Net income                                              $4,418           $16,883      $31,043        $47,324
Dividends on nonconvertible preferred stock               (351)             (351)      (1,054)        (1,054)
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  NET INCOME APPLICABLE TO COMMON STOCK                 $4,067           $16,532      $29,989        $46,270
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  NET INCOME PER SHARE                                   $0.12             $0.51        $0.92          $1.46
==============================================================================================================
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